Exhibit 99.1

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”), effective as of April 30, 2019 (the “Effective Date”), is entered into by and among Arlo Technologies, Inc., a Delaware corporation (the “Company” or “Arlo”), and certain holders of shares of Arlo’s common stock, par value $0.001 per share (the “Common Stock”), included as signatories hereto (each, a “VIEX Party” and collectively, the “VIEX Parties”). Arlo and the VIEX Parties are collectively referred to herein as the “Parties,” and each, a “Party.”

WHEREAS, the VIEX Parties beneficially own 7,180,919 shares of the Common Stock as of the Effective Date;

WHEREAS, by letter dated March 25, 2019 (the “Stockholder Inspection Demand”), the VIEX Parties made a demand to inspect and to copy or extract certain stockholder list materials of the Company pursuant to Section 220 of the Delaware General Corporation Law (the “DGCL”); and

WHEREAS, Arlo has reached an agreement with the VIEX Parties with respect to certain matters, including, among others, adding a new independent director to Arlo’s Board of Directors (the “Board”) and the VIEX Parties’ withdrawal of the Stockholder Inspection Demand, as provided in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Board Composition; Strategic Review Committee.

(a) Board Matters. Following the execution of this Agreement, the Board shall increase the size of the Board from six (6) to seven (7) directors. The Board shall appoint within five (5) business days from the date hereof (the date of effectiveness of such appointment, the “Appointment Date”), Amy Rothstein to the Board to fill the vacancy created as a result of such expansion, subject to the approval of the Company, with such approval not to be unreasonably withheld (such director together with any Replacement (as defined below), as applicable, the “New Director”). The New Director shall be appointed to the Board as a Class II director, with a term expiring at the Company’s 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”). The Company is not aware of any information at this time that would disqualify the proposed director candidate identified by the VIEX Parties prior to the date hereof from service as a director.

(b) Board Size. The authorized size of the Board shall be fixed at seven directors, from the Effective Date until the day prior to the 2020 Annual Meeting; provided, however, that a majority of the members of the Board then in office shall have the power to adjust the authorized size of the Board if VIEX approves of such proposed adjustment.

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(c) Independence. The New Director shall be “independent” as defined by Section 303A.02 of the New York Stock Exchange’s Listed Company Manual (the “NYSE Manual”) and shall not be an Affiliate of the VIEX Parties. In connection with the foregoing, and as a condition to the New Director’s appointment to the Board, the New Director shall provide to Arlo information required to be disclosed by directors or director candidates in proxy statements or other filings under applicable law or stock exchange regulations, information in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal obligations, and a fully completed copy of Arlo’s director candidate questionnaire and other reasonable and customary director onboarding documentation, and shall consent to appropriate background checks comparable to those undergone by other non-management directors of Arlo.

(d) Non-Employee Director Compensation. The Company agrees that from the Effective Date until the Termination Date, (i) each new non-employee director appointed or elected to the Board, including the New Director, shall be granted a nonqualified stock option to purchase 10,000 shares of Common Stock (the “New Director Options”), (ii) no other equity awards shall be issued to non-employee directors of the Company, and (iii) cash retainers paid to non-employee directors for service as a director of the Company as currently contemplated by the Company’s current policy for non-employee director compensation shall be reduced by 20%. The New Director Options will vest in a series of three equal annual installments after the date of grant, subject to the New Director continuing to be a service provider on each such vesting date.

(e) Board Policies and Procedures. Each Party acknowledges that the New Director, upon appointment to the Board, shall be entitled to the same director benefits as other members of the Board and governed by all of the same policies, processes, procedures, codes, rules, standards and guidelines applicable to members of the Board, including, but not limited to, Arlo’s Corporate Governance Guidelines, Anti-Corruption Policy, Code of Business Ethics and Conflict of Interest Policy, Insider Trading Compliance Program and any other policies on stock ownership, public disclosures and confidentiality that are in effect on the Effective Date or adopted thereafter (collectively, the “Company Policies”), and shall be required to strictly adhere to Arlo’s policies on confidentiality imposed on all members of the Board.

(f) Formation of Strategic Review Committee. The Company agrees to promptly form a Board committee of three (3) members to evaluate and oversee a strategic review process and make recommendations with respect thereto to the Board (the “Strategic Review Committee”); and, the membership of the Strategic Review Committee shall include the New Director. The Company further agrees that it will engage a financial advisor in connection with the strategic review process and publicly announce the retention of such financial advisor within 5 days of the Effective Date.

(g) Replacement Rights. If, from the Effective Date until the expiration of the Standstill Period (as defined below), the New Director is unable or unwilling to serve as an independent director for any reason, and the VIEX Parties continue to beneficially own at least 3% of the outstanding Common Stock, the VIEX Parties shall identify a replacement female director (a “Replacement”) with relevant financial and business experience, who qualifies as “independent” as defined by the NYSE Manual, the rules and regulations of the Securities and Exchange Commission (the “SEC”) and who is not an officer, director, employee or Affiliate (as defined below) of any VIEX Party and who does not receive compensation from the VIEX Parties, and such Replacement shall be expeditiously appointed to the Board subject to the approval (not to be unreasonably withheld) by the Board’s Nominating and Corporate Governance, after exercising its good faith customary due diligence process and fiduciary duties (and who satisfies the Company Policies applicable to all directors). Any Replacement appointed to the Board in accordance with this Section shall be appointed to any applicable committees of the Board of which the replaced former director was a member immediately prior to such director’s resignation or removal. The VIEX Parties shall immediately notify the Company if the VIEX Parties’ beneficial ownership drops below 3% of the Common Stock.

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2. Voting. From the Effective Date until the Termination Date (as defined below) (the “Standstill Period”), each of the VIEX Parties agrees that it will appear in person or by proxy at each annual or special meeting of stockholders of Arlo (including any adjournment, postponement, rescheduling or continuation thereof), whether such meeting is held at a physical location or virtually by means of remote communications, and vote (or execute a consent with respect to) all shares of Common Stock beneficially owned by such VIEX Party in accordance with the Board’s recommendations with respect to (a) each election of directors and any removal of directors (other than the removal of the New Director) and (b) any other proposal to be submitted to the stockholders of the Company by either the Company or any stockholders of the Company; provided, however, that in the event that both Institutional Shareholder Services Inc. (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”) recommend otherwise with respect to any proposal submitted by the Company or any of its stockholders (other than proposals relating to the election or removal of directors), each of the VIEX Parties will be permitted to vote in accordance with the ISS and Glass Lewis recommendations; provided, further, that each of the VIEX Parties shall be permitted to vote in its discretion on any proposal of the Company in respect of any Extraordinary Transaction (as defined below).

3. Withdrawal of Section 220 Inspection Demand. Effective as of the Appointment Date, the VIEX Parties irrevocably withdraw the Stockholder Inspection Demand, and agree not to deliver to the Company or any Representative thereof any stockholder inspection demands during the Standstill Period, whether pursuant to Section 220 of the DGCL, any other statutory right or otherwise.

4. Mutual Non-Disparagement.

(a) Subject to Section 6, each VIEX Party agrees that, during the Standstill Period, neither it nor any of its Representatives (as defined below) shall, and it shall cause each of its Representatives not to, directly or indirectly, in any capacity or manner, (i) make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be disparaging toward Arlo or any of its Representatives, or (ii) cause any tortious interference with the contracts and relationships of Arlo or any of its Representatives.

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(b) Arlo hereby agrees that, during the Standstill Period, neither it nor any of its Representatives shall, and it shall cause each of its Representatives not to, directly or indirectly, in any capacity or manner, (i) make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be disparaging toward any VIEX Party or its Representatives or (ii) cause any tortious interference with the contracts and relationships of any VIEX Party or its Representatives.

(c) Notwithstanding the foregoing, nothing in this Section 4 or elsewhere in this Agreement shall prohibit any Party from making any statement or disclosure required under the federal securities laws or other applicable laws (including to comply with any subpoena or other legal process from any governmental or regulatory authority with competent jurisdiction over the relevant Party hereto) or stock exchange regulations; provided, however, that, unless prohibited under applicable law, such Party must provide written notice to the other Party at least one (1) business day prior to making any such statement or disclosure required under the federal securities laws or other applicable laws or stock exchange regulations that would otherwise be prohibited by the provisions of this Section 4, and reasonably consider any comments of such other Party.

(d) The limitations set forth in Section 4(a) and 4(b) shall not prevent any Party from responding to any public statement made by the other Party of the nature described in Section 4(a) and 4(b) if such statement by the other Party was made in breach of this Agreement.

5. No Litigation.

(a) The VIEX Parties covenant and agree that, during the Standstill Period, they shall not, and shall not permit any of their Representatives to, alone or in concert with others, knowingly encourage or pursue, or knowingly support or assist any other person to threaten, initiate or pursue, any lawsuit, claim or proceeding before any court or governmental, administrative or regulatory body (collectively, “Legal Proceeding”) against Arlo or any of its Representatives, in each case based on claims arising out of any facts known by the VIEX Parties or any of their respective Representatives as of the Effective Date; provided, however that the foregoing shall not prevent the VIEX Parties or any of their respective Representatives from initiating any Legal Proceeding solely to remedy a breach of or to enforce this Agreement, making counterclaims with respect to any Legal Proceeding initiated by, or on behalf of, Arlo against a VIEX Party, or responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, the VIEX Parties or any of their Representatives; provided, further, that in the event that any of the VIEX Parties or any of their Representatives receives such Legal Requirement, the VIEX Parties shall, unless prohibited by applicable law, give prompt written notice of such Legal Requirement to Arlo.

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(b) Arlo covenants and agrees that, during the Standstill Period, it shall not, and shall not permit any of its Representatives to, alone or in concert with others, knowingly encourage or pursue, or knowingly support or assist any other person to threaten, initiate or pursue, any Legal Proceedings against any of the VIEX Parties or any of their respective Representatives in each case based on claims arising out of any facts known by Arlo or any of its Representatives as of the Effective Date; provided, however, that the foregoing shall not prevent Arlo or any of its Representatives from initiating any Legal Proceeding solely to remedy a breach of or to enforce this Agreement, making counterclaims with respect to any Legal Proceeding initiated by, or on behalf of, the VIEX Parties against Arlo or any of its Representatives, or responding to a Legal Requirement in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, Arlo or any of its Representatives; provided, further, that in the event Arlo or any of its Representatives receives such Legal Requirement, Arlo shall, unless prohibited by applicable law, give prompt written notice of such Legal Requirement to the VIEX Parties.

6. Standstill.

(a) During the Standstill Period, each VIEX Party shall not, and shall cause its Representatives not to, directly or indirectly (in each case, except as expressly permitted by this Agreement):

(i) make any announcement or proposal with respect to, or offer, seek, propose or indicate an interest in, (A) any form of business combination or acquisition or other transaction relating to a material amount of assets or securities of Arlo or any of its subsidiaries, (B) any form of restructuring, recapitalization or similar transaction with respect to Arlo or any of its subsidiaries or (C) any form of tender or exchange offer for shares of Common Stock, whether or not such transaction involves a Change of Control (as defined below) of Arlo; it being understood that the foregoing shall not prohibit the VIEX Parties or their Affiliates from acquiring Common Stock within the limitations set forth in Section 6(a)(iii);

(ii) engage in any solicitation of proxies or written consents to vote any voting securities of Arlo, or conduct any type of binding or nonbinding referendum with respect to any voting securities of Arlo, or assist or participate in any other way, directly or indirectly, in any solicitation of proxies (or written consents) with respect to, or from the holders of, any voting securities of Arlo, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to vote any securities of Arlo (including by initiating, encouraging or participating in any “withhold” or similar campaign);

(iii) purchase or otherwise acquire, or offer, seek, propose or agree to acquire, ownership (including beneficial ownership) of any securities of Arlo that would result in the VIEX Parties and their Affiliates, in the aggregate, beneficially owning more than 14.9% of the outstanding shares of Common Stock;

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(iv) seek to advise, encourage or influence any person with respect to the voting of (or execution of a written consent in respect of) or disposition of any securities of Arlo;

(v) sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, the securities of Arlo or any rights decoupled from the underlying securities held by any of the VIEX Parties to any person not (A) a party to this Agreement, (B) a member of the Board, (C) an officer of Arlo, or (D) an Affiliate of any Party (any person not set forth in clauses (A) through (D) shall be referred to as a “Third Party”) that would knowingly (after due inquiry in connection with a private, non-open market transaction) result in such Third Party, together with its Affiliates, owning, controlling or otherwise having any, beneficial or other ownership interest representing in the aggregate in excess of five percent (5.0%) of the shares of Common Stock outstanding at such time;

(vi) take any action in support of or, other than through non-public communications directly to the Board, make any proposal, statement or request that (A) seeks to advise, control, change, or influence the Board or management of the Company, including any plans or proposals to change the voting standard with respect to director elections, number or term of directors or to fill any vacancies on the Board, except as set forth in this Agreement, (B) seeks any material change in, or criticizes, the capitalization, stock repurchase programs and practices or dividend policy of Arlo, (C) seeks any other material change in, or criticizes, Arlo’s management, business or corporate structure, (D) seeks to have Arlo waive or make amendments or modifications to Arlo’s Amended and Restated Bylaws (as amended, the “Bylaws”), or other actions that may impede or facilitate the acquisition of control of Arlo by any person, (E) causes a class of securities of Arlo to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (F) causes a class of securities of Arlo to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(vii) communicate with stockholders of Arlo or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act;

(viii) engage in any course of conduct with the purpose of causing stockholders of Arlo to vote contrary to the recommendation of the Board on any matter presented to Arlo’s stockholders for their vote at any meeting of Arlo’s stockholders or by written consent;

(ix) act, including by making public announcements or speaking to reporters or members of the media (whether “on the record” or on “background” or “off the record”), to seek to influence Arlo’s stockholders, management or the Board with respect to Arlo’s policies, operations, balance sheet, capital allocation, marketing approach, business configuration, Extraordinary Transactions or strategy or to obtain representation on the Board or seek the removal of any director in any manner, except as expressly permitted by this Agreement;

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(x) call or seek to call, or request the call of, alone or in concert with others, any meeting of stockholders, whether or not such a meeting is permitted by the Bylaws, including a “town hall meeting”;

(xi) deposit any shares of Common Stock in any voting trust or subject any shares of Common Stock to any arrangement or agreement with respect to the voting of any shares of Common Stock (other than any such voting trust, arrangement or agreement solely among the VIEX Parties that is otherwise in accordance with this Agreement);

(xii) seek, or encourage or advise any person, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to Arlo or seek, encourage or take any other action with respect to the election or removal of any directors;

(xiii) form, join or in any other way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock; provided, however, that nothing herein shall limit the ability of an Affiliate of a VIEX Party to join the “group” following the execution of this Agreement, so long as any such Affiliate agrees in writing to be subject to, and bound by, the terms and conditions of this Agreement and, if required under the Exchange Act, files a Schedule 13D or an amendment thereof, as applicable, within two (2) business days after disclosing that the VIEX Party has formed a group with such Affiliate;

(xiv) make any request or submit any proposal to amend or waive the terms of this Section 6 other than through non-public communications with Arlo that would not be reasonably likely to trigger public disclosure obligations for any Party; or

(xv) enter into any discussions, negotiations, agreements or understandings with any person with respect to any action the VIEX Parties are prohibited from taking pursuant to this Section 6, or advise, assist, knowingly encourage or seek to persuade any person to take any action or make any statement with respect to any such action, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing.

Notwithstanding anything to the contrary contained in this Agreement, the VIEX Parties shall not be prohibited or restricted from: (A) communicating privately with the Board or any officer or director of Arlo, in the manner set forth for communicating with the Company in the Company Policies applicable to all stockholders, regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications by any of the VIEX Parties or their respective Affiliates, Arlo or its Affiliates or any Third Party, subject in any case to any confidentiality obligations to Arlo of any such director or officer and applicable law, rules or regulations; (B) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over any VIEX Party or its Affiliates, provided that a breach by the VIEX Parties of this Agreement is not the cause of the applicable requirement; (C) privately communicating to any of their potential investors or investors factual information regarding Arlo, provided such communications are subject to reasonable confidentiality obligations and are not otherwise reasonably expected to be publicly disclosed; or (D) disclosing its bona fide voting intention on any Extraordinary Transaction pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act.

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(b) The provisions of this Section 6 shall not limit in any respect the actions of any director of Arlo in his or her capacity as such, recognizing that such actions are subject to such director’s fiduciary duties to Arlo and its stockholders and the Company Policies (it being understood and agreed that neither the VIEX Parties nor any of their Affiliates shall seek to do indirectly through the New Director anything that would be prohibited if done by any of the VIEX Parties or their Affiliates). The provisions of this Section 6 shall also not prevent the VIEX Parties from freely voting their shares Common Stock (except as otherwise provided in Section 2 hereto).

(c) The VIEX Parties and the Company agree that, other than as restricted by the terms of this Agreement, the VIEX Parties shall conduct themselves as, and be treated as, any other stockholder, with similar stockholder rights and access to management and the Board. The VIEX Parties shall not have or claim any information rights beyond those afforded to all other stockholders and acknowledge the Company’s Regulation FD obligations pursuant to the Exchange Act.

(d) At any time the VIEX Parties cease to have a Schedule 13D filed with the SEC and during the Standstill Period, upon reasonable written notice from Arlo pursuant to Section 17 hereof, the VIEX Parties shall promptly provide Arlo with information regarding the amount of the securities of Arlo (a) beneficially owned by each such entity or individual, (b) with respect to which the VIEX Parties have (i) any direct or indirect rights or options to acquire or (ii) any economic exposure through any derivative securities or contracts or instruments in any way related to the price of such securities, or (c) with respect to which any VIEX Party has hedged its position by selling covered call options. This ownership information provided to Arlo will be kept strictly confidential unless required to be disclosed pursuant to applicable laws and regulations, any subpoena, legal process or other legal requirement or in connection with any litigation or similar proceedings in connection with this Agreement.

7. Representations and Warranties of Arlo. Arlo represents and warrants to the VIEX Parties that (a) Arlo has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by Arlo, constitutes a valid and binding obligation and agreement of Arlo, and is enforceable against Arlo in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles, and (c) the execution, delivery and performance of this Agreement by Arlo does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which Arlo is a party or by which it is bound.

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8. Representations and Warranties of the VIEX Parties. Each VIEX Party jointly and severally represents and warrants to Arlo that (a) this Agreement has been duly and validly authorized, executed and delivered by such VIEX Party, and constitutes a valid and binding obligation and agreement of such VIEX Party, enforceable against such VIEX Party in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles, (b) such VIEX Party has the power and authority to execute this Agreement and any other documents or agreements entered into in connection with this Agreement on behalf of itself and the applicable VIEX Party associated with that signatory’s name, and to bind such VIEX Party to the terms hereof and thereof, (c) the execution, delivery and performance of this Agreement by such VIEX Party does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, and (d) the VIEX Parties do not consider the New Director to be a stockholder designee or stockholder representative of any VIEX Party. The VIEX Parties have not entered into, nor will enter into during the Standstill Period, any contract, agreement, arrangement, commitment or understanding (whether written or oral) between any VIEX Party or any of its Affiliates, on the one hand, and the New Director, on the other hand, relating to ownership of Company securities or her service as a director of the Company.

9. SEC Filings.

(a) On the Effective Date, the Company will issue a press release in the form attached as Exhibit A (the “Press Release”). Neither Company nor the VIEX Parties will make any public statements with respect to the matters covered by this Agreement (including in the Schedule 13D or in any other filing with the SEC, any other regulatory or governmental agency, any stock exchange or in any materials that would reasonably be expected to be filed with the SEC) that are inconsistent with, or otherwise contrary to, the statements in the Press Release.

(b) No later than two (2) business days following the Effective Date, Arlo shall file with the SEC a Current Report on Form 8-K reporting its entry into this Agreement and appending this Agreement as an exhibit thereto (the “Form 8-K”). The Form 8-K shall be consistent with the terms of this Agreement and the Press Release. Arlo shall provide the VIEX Parties with a reasonable opportunity to review and comment on the Form 8-K prior to the filing with the SEC and consider in good faith any comments of the VIEX Parties.

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(c) No later than two (2) business days following the Effective Date, the VIEX Parties shall file with the SEC an amendment to its Schedule 13D, dated February 21, 2019 (as amended on March 25, 2019), in compliance with Section 13 of the Exchange Act reporting their entry into this Agreement and appending this Agreement as an exhibit thereto or incorporating this Agreement by reference to Arlo's Current Report on Form 8-K referred to in Section 9(a) hereof (the “Schedule 13D Amendment”). The Schedule 13D Amendment shall be consistent with the terms of this Agreement and the Press Release. The VIEX Parties shall provide Arlo with a reasonable opportunity to review and comment on the Schedule 13D Amendment prior to it being filed with the SEC and consider in good faith any comments of Arlo.

10. Term; Termination. This Agreement shall remain in effect until 5:00 p.m., Eastern time, on the date that is 30 days prior to the deadline for the submission of stockholder nominations of directors and business proposals for the Company’s 2020 Annual Meeting of Stockholders as set forth in the Bylaws as in effect on the date of this Agreement, provided, however, that either the VIEX Parties or Arlo may terminate this Agreement if and when Arlo, in the case of the VIEX Parties’ termination, or any of the VIEX Parties, in the case of Arlo’s termination, commits a material breach of this Agreement that is not cured within five (5) days after such breaching Party’s receipt of written notice thereof from the Party seeking termination, or if impossible to cure within five (5) days, which the breaching Party has not taken any substantive action to correct within five (5) days of the breaching Party’s receipt of written notice from the terminating Party; and, provided, further that if the Appointment Date has not occurred by the date that is five (5) business days after the date hereof, the VIEX Parties shall have the right following such later date to terminate this Agreement immediately upon written notice to the Company (the effective date of termination, the “Termination Date”). Termination of this Agreement shall not relieve any Party from its responsibilities in respect of any breach of this Agreement prior to such termination.

11. Expenses. Each Party shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby; provided, however, that within five business days of the receipt of reasonable documentation, Arlo shall reimburse the VIEX Parties for their reasonable, documented out-of-pocket fees and expenses, including such fees and expenses of counsel for the VIEX Parties, incurred in connection with the 2019 Annual Meeting and the negotiation and execution of this Agreement, up to $55,000 in the aggregate.

12. No Other Discussions or Arrangements. The VIEX Parties represent and warrant that, as of the Effective Date, except as specifically disclosed on the Schedule 13D dated February 21, 2019 (as amended on March 25, 2019), or as disclosed to Arlo in writing prior to the Effective Date, (a) the VIEX Parties do not own, of record or beneficially, any voting securities of Arlo or any securities convertible into, or exchangeable or exercisable for, any voting securities of Arlo and (b) the VIEX Parties have not entered into, directly or indirectly, any agreements or understandings with any person (other than their own Representatives) with respect to any potential transaction involving Arlo or the voting or disposition of any securities of Arlo.

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13. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than those of the State of Delaware. Each Party agrees that it shall bring any suit, action or other proceeding in respect of any claim arising out of or related to this Agreement (each, an “Action”) exclusively in (a) the Delaware Court of Chancery, (b) in the event (but only in the event) that such court does not have subject matter jurisdiction over such Action, the United States District Court for the District of Delaware or (c) in the event (but only in the event) such courts identified in clauses (a) and (b) do not have subject matter jurisdiction over such Action, any other Delaware state court (collectively, the “Chosen Courts”), and, solely in connection with an Action, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) irrevocably submits to the exclusive venue of any such Action in the Chosen Courts and waives any objection to laying venue in any such Action in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto and (iv) agrees that service of process upon such Party in any such Action shall be effective if notice is given in accordance with Section 17 of this Agreement. Each Party agrees that a final judgment in any Action brought in the Chosen Courts shall be conclusive and binding upon each of the Parties and may be enforced in any other courts, the jurisdiction of which each of the Parties is or may be subject, by suit upon such judgment.

14. Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.

15. Specific Performance. Each of the Parties acknowledges and agrees that irreparable injury to the other Parties would occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that each of the Parties (the “Moving Party”) shall be entitled to specific enforcement of, and injunctive or other equitable relief as a remedy for any such breach or to prevent any violation or threatened violation of, the terms hereof, and the other Parties will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. The Parties further agree to waive any requirement for the security or posting of any bond in connection with any such relief. The remedies available pursuant to this Section 13 shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity.

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16. Certain Definitions. As used in this Agreement:

(a) “Affiliate” shall mean any “Affiliate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act, including, for the avoidance of doubt, persons who become Affiliates subsequent to the Effective Date;

(b) “Associate” shall mean any “Associate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act, including, for the avoidance of doubt, persons who become Associates subsequent to the Effective Date;

(c) “beneficial owner”, “beneficial ownership” and “beneficially own” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act;

(d) “business day” shall mean any day other than a Saturday, Sunday or day on which the commercial banks in the State of New York are authorized or obligated to be closed by applicable law;

(e) a “Change of Control” transaction shall be deemed to have taken place if (i) any person is or becomes a beneficial owner, directly or indirectly, of securities of Arlo representing more than fifty percent (50%) of the equity interests and voting power of Arlo’s then outstanding equity securities, (ii) Arlo enters into a merger or a stock-for-stock transaction whereby immediately after the consummation of the transaction Arlo’s stockholders retain less than fifty percent (50%) of the equity interests and voting power of the surviving entity’s then outstanding equity securities or (iii) Arlo sells all or substantially all of its assets;

(f) “Extraordinary Transaction” shall mean any equity tender offer, equity exchange offer, merger, acquisition, business combination, or other transaction with a Third Party that, in each case, would result in a Change of Control of Arlo, liquidation, dissolution, restructuring, equity issuance greater than 20% of the Company’s then outstanding capital stock, distribution, spin-off, material joint venture or other extraordinary transaction involving a majority of its equity securities or a majority of its assets, in one or a series of transactions and, for the avoidance of doubt, including any such transaction with a Third Party that is submitted for a vote of Arlo’s stockholders;

(g) “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind, structure or nature;

(h) “other Party” shall mean, with respect to Arlo, the VIEX Parties, and with respect to the VIEX Parties, Arlo; and

(i) “Representative” shall mean a person’s Affiliates and Associates and its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives.

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17. Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email (with confirmation of transmission) if sent during normal business hours of Arlo, and on the next business day if sent after normal business hours of Arlo; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the addresses set forth in this Section 17 (or to such other address that may be designated by a Party from time to time in accordance with this Section 17).

If to Arlo, to its address at:

Arlo Technologies, Inc.

3030 Orchard Parkway

San Jose, California 95134

Attention:Brian Busse

With a copy (which shall not constitute notice) to:

Cooley LLP

4401 Eastgate Mall

San Diego, California 92121-1909

Attention: Thomas Coll

If to a VIEX Party, to the address at:

150 East 52nd Street, 3rd Floor

New York, New York 10022

Attention: Eric Singer

With a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019

Attention:	Steve Wolosky Elizabeth Gonzalez-Sussman

18. Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party.

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19. Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

20. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

21. Assignment. No Party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Parties. Any purported assignment or delegation in violation of this Section 21 shall be null and void. No assignment or delegation shall relieve the assigning or delegating Party of any of its obligations hereunder. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

22. Waivers. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date.

ARLO:

ARLO TECHNOLOGIES, INC.

By:	/s/ Matthew McRae
Name:	Matthew McRae
Title:	Chief Executive Officer

Signature Page to

Cooperation Agreement

VIEX PARTIES:

VIEX OPPORTUNITIES FUND, LP – SERIES ONE

By:	/s/ Eric Singer
Name:	Eric Singer
Title:	Managing Member

VIEX GP, LLC

By:	/s/ Eric Singer
Name:	Eric Singer
Title:	Managing Member

VIEX SPECIAL OPPORTUNITIES FUND II, LP

By:	/s/ Eric Singer
Name:	Eric Singer
Title:	Managing Member

VIEX SPECIAL OPPORTUNITIES GP II, LLC

By:	/s/ Eric Singer
Name:	Eric Singer
Title:	Managing Member

Signature Page to

Cooperation Agreement

VIEX SPECIAL OPPORTUNITIES FUND III, LP

By:	VIEX Special Opportunities GP III, LLC General Partner

By:	/s/ Eric Singer
Name:	Eric Singer
Title:	Managing Member

VIEX SPECIAL OPPORTUNITIES GP III, LLC

By:	/s/ Eric Singer
Name:	Eric Singer
Title:	Managing Member

VIEX CAPITAL ADVISORS, LLC

By:	/s/ Eric Singer
Name:	Eric Singer
Title:	Managing Member

ERIC SINGER

/s/ Eric Singer

Exhibit A

Press Release

NEWS RELEASE

Arlo Technologies Reaches Cooperation Agreement with VIEX Capital Advisors

Engages Deutsche Bank in Connection with Strategic Review

April 30, 2019

SAN JOSE, California - April 30, 2019 - Arlo Technologies, Inc. (NYSE: ARLO), the #1 internet connected camera brand in the U.S.,1 today announced that it has entered into a cooperation agreement with VIEX Capital Advisors, LLC and certain of its affiliates (collectively, “VIEX”), which owns approximately 9.7% of the outstanding shares of Arlo’s common stock.

Under the terms of the cooperation agreement, Arlo has agreed to increase the size of its board of directors from six to seven and to appoint an independent director recommended by VIEX to fill the vacancy created as a result of such expansion. The new director will be appointed as a Class II director, with a term expiring at Arlo’s 2020 annual meeting of stockholders, within the next five business days.

The Arlo board of directors has also approved commencing a comprehensive strategic review, with the purpose of evaluating a wide range of strategic alternatives available to Arlo to optimize the value of Arlo and to improve returns to its stockholders. The Board has engaged Deutsche Bank Securities Inc. in connection with the strategic review. The cooperation agreement provides that, as part of the strategic review, Arlo will form a special committee of the board which will include the new director and oversee the review process. The board has also agreed to reduce its compensation in order to better align with stockholders.

Matthew McRae, Chief Executive Officer of Arlo, stated, “The board is laser focused on improving Arlo’s business and maximizing value for all shareholders. This announcement and settlement agreement demonstrate our commitment to that focus. We look forward to working with our new director whose skills compliment the current board as we focus on our dual path of executing against our operational objectives and pursuing strategic alternatives. We appreciate the constructive dialogue we have had with VIEX and are pleased to have reached this agreement with them.”

[1]	The NPD Group, Inc., U.S. Retail Tracking Service, Security & Monitoring, Camera Technology: Decentralized IP Camera and Centralized IP Camera, based on Dollars, Jan 2018-Dec 2018

Eric Singer, the Founder and Managing Member of VIEX, said “This settlement and the board’s actions show alignment with shareholders, and the establishment of a strategic committee in conjunction with a banker is an important step to maximize shareholder value. We were pleased to have reached this agreement today that aligns with stockholders and explores all options to maximize value.”

Under the terms of the cooperation agreement, VIEX has agreed, among other things, to customary standstill provisions and to vote its shares in support of the election of Arlo’s director candidates at the 2019 annual meeting of stockholders, subject to certain exceptions.

The board has not set a timetable for the conclusion of its review of strategic alternatives. Arlo does not intend to comment further on the strategic review process unless and until the board has approved a specific course of action or Arlo has otherwise determined that further disclosure is appropriate or required by law. There can be no assurance on the outcome or results of the review of strategic alternatives.

The complete agreement between Arlo and VIEX will be filed as an exhibit to a Current Report on Form 8-K with the Securities and Exchange Commission.

About Arlo Technologies, Inc.

Arlo is the award-winning, industry leader that is transforming the way people experience the connected lifestyle. Arlo's deep expertise in product design, wireless connectivity, cloud infrastructure and cutting-edge AI capabilities focuses on delivering a seamless, smart home experience for Arlo users that is easy to setup and interact with every day. The company's cloud-based platform provides users with visibility, insight and a powerful means to help protect and connect in real-time with the people and things that matter most, from any location with a Wi-Fi or a cellular connection. To date, Arlo has launched several categories of award-winning smart connected devices, including wire-free smart Wi-Fi and LTE-enabled cameras, audio doorbells, advanced baby monitors and smart security lights.

Arlo Technologies, Inc., Arlo and the Arlo logo are trademarks and/or registered trademarks of Arlo Technologies, Inc. and/or certain of its affiliates in the United States and/or other countries. Other brand and product names are for identification purposes only and may be trademarks or registered trademarks of their respective holder(s). The information contained herein is subject to change without notice. Arlo shall not be liable for technical or editorial errors or omissions contained herein. All rights reserved.

Safe Harbor

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. The words "anticipate," "expect," "believe," "will," "may," "should," "estimate," "project," "outlook," "forecast" or other similar words are used to identify such forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. The forward-looking statements represent Arlo Technologies, Inc.'s expectations or beliefs concerning future events based on information available at the time such statements were made and include statements regarding the appointment of a new director and the outcome of a strategic review process. These statements are based on management's current expectations and are subject to certain risks and uncertainties, including the following: future demand for the Company's products may be lower than anticipated; consumers may choose not to adopt the Company's new product offerings or adopt competing products; and product performance may be adversely affected by real world operating conditions. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Further information on potential risk factors that could affect Arlo and its business are detailed in the Company's periodic filings with the Securities and Exchange Commission, including, but not limited to, those risk factors described in the Company's Annual Report on Form 10-K for the year ended December 31, 2018. Given these circumstances, you should not place undue reliance on these forward-looking statements. Arlo undertakes no obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contacts
Media Relations: press@arlo.com 949-438-1088	Investors: Arlo Investor Relations Erik Bylin, 510-315-1004 investors@arlo.com

Source: Arlo Technologies, Inc.